Exhibit 99.1

Hut 8 Reports Operating and Financial Results
for the Six Months Ended December 31, 2023

Revenue of $60.6 million including $12.6 million from Managed Services

Net Income of $6.2 million and Adjusted EBITDA of $62.3 million

9,195 self-mined Bitcoin on balance sheet as of December 31, 2023

MIAMI, FL, March 28, 2024 – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners, today announced its financial results for the six months ended December 31, 2023.

“Our results this period demonstrate the strength and potential of the new Hut 8. Our thesis for the merger was to combine the operating scale and discipline of US Bitcoin Corp with the strong balance sheet, access to capital markets, and liquidity of Hut 8 Mining Corp. Since closing, we have focused tirelessly on driving efficiencies through a comprehensive restructuring program. While there is still work to do, I am proud of the progress we have made,” said Asher Genoot, CEO of Hut 8. “Our goal is to continue building a profitable, diversified business during fiscal year ’24. With this in mind, we will continue to focus on driving topline revenue growth and cost reduction across the business.”

“Looking ahead, we are focused on two pillars of growth: strengthening and growing our self-mining business, and continuing to diversify our broader business. We currently have more than 1,100 megawatts of energy development capacity under exclusivity, which represents nearly 63 exahash of capacity if filled with current generation miners. As we head into the halving, we maintain a strong balance sheet with what we believe to be healthy and manageable debt. This will allow us to invest in growth while reducing the need for external capital and limiting shareholder dilution.”

“We have already proven that we can operate at scale, with approximately 27 exahash under management across our self-mining, hosting, and managed services business lines as of the end of February. We believe our ability to build sites quickly and cost-efficiently without sacrificing quality is unmatched, and our team has a single-minded focus on building a best-in-class operating business. With our capabilities, resources, and team, I am more confident than ever that we will build a lasting, generational business committed to maximizing shareholder value.”

Six Months Ended December 31, 2023 Financial and Operational Highlights

U.S. Data Mining Group, Inc. dba US Bitcoin Corp (“USBTC”) and Hut 8 Mining Corp. completed an all-stock merger of equals (the “Business Combination”) on November 30, 2023. USBTC was deemed the accounting acquirer in the transaction, so the Company’s results of operations reflect only USBTC’s performance up until the completion of the Business Combination on November 30, 2023. The Company’s results of operations for the combined company start on December 1, 2023.

There was also a change of year-end for the accounting acquirer, USBTC, from June 30 to December 31. As a result, the Company is filing transition period financial statements as a bridge between USBTC’s last year-end, which was June 30, 2023, and Hut 8 Corp.’s new year-end, which is December 31, 2023. The outcome of this is a six-month set of financials, including audited financials for the six months ended December 31, 2023 and unaudited financials for the six months ended Dec 31, 2022.

●	Operating portfolio totaled 839 megawatts (“MW”) across 11 sites in North America comprising six digital asset mining sites and five cloud and colocation data centers as of December 31, 2023.
●	Self-mining hashrate totaled approximately 6.3 exahash per second (EH/s) as of December 31, 2023, including the Company’s net share of the King Mountain joint venture (“King Mountain JV”).
●	Revenue increased by $14.6 million to $60.6 million from $46.0 million in the six months ended December 31, 2022.
●	Net income improved to $6.2 million compared to a net loss of $81.3 million in the six months ended December 31, 2022.
●	Adjusted EBITDA increased by $49.5 million to $62.3 million from $12.8 million in the six months ended December 31, 2022.
●	During the six months ended December 31, 2023, 1,244 Bitcoin were mined. As of December 31, 2023, total self-mined Bitcoin balance of 9,195, which represented a market value of approximately $388.1 million. As of February 29, 2024, total self-mined Bitcoin balance of 9,110 Bitcoin, which represented a market value of approximately $557.3 million.
●	Cost to mine a Bitcoin for owned facilities, including the Company’s net share of the King Mountain JV, was $16,353, versus $16,447 for the six months ended December 31, 2022. Cost to mine including hosted miners was $18,815, versus $16,305 in the six months ended December 31, 2022.

Key Performance Indicators

					Period from
					December 4, 2020
	Six Months Ended		Twelve Months Ended		(Inception) through
	December 31,		June 30,		June 30,
	2023	2022	2023	2022	2021
Cost to mine a Bitcoin (excluding hosted facilities)(1)	$16,353	$16,447	$14,672	$13,161	$12,075
Cost to mine a Bitcoin(2)	$18,815	$16,305	$15,117	$13,175	$12,075
Energy cost per MWh	$44.52	$73.19	$61.51	$70.77	$59.15
Hosting cost per MWh	$63.33	$22.61	$60.47	$56.00	$—
Bitcoin mined - Digital Assets Mining(3)	1,244	1,273	2,168	1,636	95
Energy capacity under management	839 MW	730 MW	730 MW	92 MW	50 MW

(1)	Cost to mine a Bitcoin (excluding hosted facilities) is equivalent to the all-in electricity cost to mine a Bitcoin at owned facilities and includes the Company’s net share of the King Mountain JV.
(2)	Cost to mine a Bitcoin (or weighted average cost to mine a Bitcoin) is calculated as the sum of total all-in electricity expense and hosting expense divided by Bitcoin mined during the respective periods and includes the Company’s net share of the King Mountain JV.
(3)	Bitcoin mined – Digital Assets Mining excludes the Company’s net share of the King Mountain JV.

Select Six Months Ended December 31, 2023 Financial Results

Revenue for the six months ended December 31, 2023 increased by 32% to $60.6 million from $46.0 million in the prior period, and consisted of $41.5 million in Digital Assets Mining revenue, $12.6 million in Managed Services revenue, $1.1 million in High Performance Computing – Colocation and Cloud revenue, and $5.4 million in Other revenue. Other consists primarily of hosting services revenue and equipment sales, if any.

Cost of revenue (exclusive of depreciation and amortization) for the six months ended December 31, 2023 was $34.3 million versus $27.8 million in the prior period, and consisted of $26.5 million in cost of revenue – Digital Assets Mining, $3.4 million in cost of revenue – Managed Services, $0.7 million in cost of revenue – High Performance Computing – Colocation and Cloud, and $3.8 million in cost of revenue – Other.

Depreciation for the six months ended December 31, 2023 was $10.6 million versus $11.8 million in the prior period. The reduction was due to a lower net book value of plant and equipment after the recognition of a non-cash impairment charge in the prior period.

General and administration expenses for the six months ended December 31, 2023 were $37.6 million versus $10.6 million in the prior year period. This increase was due to non-recurring items related to the Business Combination and a sales tax accrual recorded in the current period.

Net income for the six months ended December 31, 2023 improved to $6.2 million compared to a net loss of $81.3 million in the prior year period. Net income was impacted by the Company’s decision to early adopt ASU 2023-08, the new FASB fair value accounting rules, which led to a $32.6 million gain on the revaluation of the Company’s digital asset holdings in the six months ended December 31, 2023.

Adjusted EBITDA for the six months ended December 31, 2023 increased by 386% to $62.3 million from $12.8 million in the prior year period. Adjusted EBITDA includes the gain from the early adoption of ASU 2023-08.

As of December 31, 2023, the Company held 9,195 Bitcoin on its balance sheet, representing a market value of approximately $388.1 million. As of February 29, 2024, the Company held 9,110 Bitcoin on its balance sheet, representing a market value of approximately $557.3 million.

A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

CONFERENCE CALL

The Hut 8 Corp. Q4 2023 webcast will commence at 8:30 a.m. ET, today.

To join the live webcast, please visit this link.

Analyst Coverage of Hut 8 Mining:

A full list of Hut 8 Corp. analyst coverage can be found here: https://hut8.com/investors/

About Hut 8

Hut 8 is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations spanning ten sites across North America. Headquartered in Miami, Florida, Hut 8 operates five Bitcoin mining, hosting, and managed services sites in Alberta, New York, Nebraska, and Texas and five high performance computing data centers in British Columbia and Ontario. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to growth strategy, including growing self-mining and diversifying their business, future profitability, topline revenue growth and cost reduction, reducing the need for external capital and limiting shareholder dilution, building a best-in-class operating business and a lasting, generational business, maximizing shareholder value, and future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to, security and cybersecurity threats and hacks, malicious actors or botnet obtaining control of processing power on the Bitcoin network, further development and acceptance of the Bitcoin network, changes to Bitcoin mining difficulty, loss or destruction of private keys, increases in fees for recording transactions in the Blockchain, erroneous transactions, reliance on a limited number of key employees, reliance on third party mining pool service providers, regulatory changes, classification and tax changes, momentum pricing risk, fraud and failure related to digital asset exchanges, difficulty in obtaining banking services and financing, difficulty in obtaining insurance, permits and licenses, internet and power disruptions, geopolitical events, uncertainty in the development of cryptographic and algorithmic protocols, uncertainty about the acceptance or widespread use of digital assets, failure to anticipate technology innovations, climate change, currency risk, lending risk and recovery of potential losses, litigation risk, business integration risk, changes in market demand, changes in network and infrastructure, system interruption, changes in leasing arrangements, failure to achieve intended benefits of power purchase agreements, potential for interrupted delivery, or suspension of the delivery, of energy to the Company’s mining sites, and other risks related to the digital asset and data center business. For a complete list of the factors that could affect the Company, please see the “Risk Factors” section of the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, when available, under the Company’s EDGAR profile at www.sec.gov, and Hut 8’s other continuous disclosure documents which are available under the Company’s SEDAR+ profile at www.sedarplus.ca and under the Company’s EDGAR profile at www.sec.gov.

Adjusted EBITDA

In addition to results determined in accordance with GAAP, Hut 8 relies on Adjusted EBITDA to evaluate its business, measure its performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by depreciation and amortization embedded in the equity in earnings (losses) from an unconsolidated joint venture, the removal of non-recurring transactions, the impairment of long-lived assets, foreign exchange gains or losses and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons the Company’s Board and management team consider them appropriate for supplemental analysis.

The Company’s Board and management team use Adjusted EBITDA to assess its financial performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in the industry, the Company’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

					Period from
	Six Months Ended		Twelve Months Ended		December 4, 2020

		December 31,			(Inception) through
	December 31,	2022	June 30,	June 30,	June 30,
	2023	(Unaudited)	2023	2022	2021
Revenue:
Digital Assets Mining	$41,477	$25,744	$49,247	$68,164	$4,272
Managed Services	12,595	2,600	12,798	—	—
High Performance Computing – Colocation and Cloud	1,138	—	—	—	—
Other	5,395	17,641	20,115	5,566	—
Total revenue	60,605	45,985	82,160	73,730	4,272

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue - Digital Assets Mining	26,508	23,193	38,601	23,361	1,464
Cost of revenue - Managed Services	3,366	1,063	975	—	—
Cost of revenue - High Performance Computing – Colocation and Cloud	655	—	—	—	—
Cost of revenue - Other	3,773	3,512	3,536	2,422	—
Total cost of revenue	34,302	27,768	43,112	25,783	1,464

Operating expenses:
Depreciation and amortization	10,620	11,811	18,779	11,591	391
General and administrative expenses	37,551	10,609	27,344	31,325	12,144
Gains on digital asset	(32,626)	—	—	—	—
Loss on sale of property and equipment	443	—	445	—	—
Realized gain on sale of digital assets	—	(2,201)	(4,577)	(5,455)	—
Impairment of digital assets	—	2,272	3,703	30,301	1,254
Impairment of long-lived assets	—	63,574	63,574	—	—
Legal settlement	—	—	(1,531)	—	—
Total operating expenses	15,988	86,065	107,737	67,762	13,789
Operating income (loss)	10,315	(67,848)	(68,689)	(19,815)	(10,981)

Other (expense) income:
Foreign exchange gain	1,002	—	—	—	—
Interest expense	(11,703)	(14,703)	(27,935)	(6,919)	(200)
Gain on debt extinguishment	—	—	23,683	—	—
Equity in earnings (losses) of unconsolidated joint venture	6,173	(510)	6,132	—	—
Total other (expense) income	(4,528)	(15,213)	1,880	(6,919)	(200)

Net income (loss) before taxes	5,787	(83,061)	(66,809)	(26,734)	(11,181)

Income tax benefit (provision)	421	1,808	1,198	(5,069)	2,097

Net income (loss)	$6,208	$(81,253)	$(65,611)	$(31,803)	$(9,084)

Net income (loss) per share of common stock:
Basic	$0.12	$(2.02)	$(1.58)	$(0.94)	$(0.42)
Diluted	$0.11	$(2.02)	$(1.58)	$(0.94)	$(0.42)

Weighted average number of shares of common stock outstanding:
Basic	51,268,013	40,134,586	41,471,593	33,900,145	21,452,996
Diluted	55,272,610	40,134,586	41,471,593	33,900,145	21,452,996

Net income (loss)	$6,208	$(81,253)	$(65,611)	$(31,803)	$(9,084)
Other comprehensive income:
Foreign currency translation adjustments	10,761	—	—	—	—
Total comprehensive income (loss)	$16,969	$(81,253)	$(65,611)	$(31,803)	$(9,084)

Adjusted EBITDA reconciliation:

	Six Months Ended December 31,		Increase
(in thousands)	2023	2022	(Decrease)
Net income (loss)	$6,208	$(81,253)	$87,461
Interest expense	11,703	14,703	(3,000)
Income tax benefit	(421)	(1,808)	1,387
Depreciation and amortization	10,620	11,811	(1,191)
Share of unconsolidated joint venture depreciation and amortization (1)	10,503	2,540	7,963
Foreign exchange gain	(1,002)	—	(1,002)
Loss on sale of property and equipment	443	—	443
Non-recurring transactions (2)	12,044	—	12,044
Impairment of long-lived assets	—	63,574	(63,574)
Stock-based compensation expense	12,216	3,263	8,953
Adjusted EBITDA	$62,314	$12,830	$49,484

(1)

Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 9. Investment in unconsolidated joint venture of the Consolidated Financial Statements for further detail.

(2)

Non-recurring transactions for the six months ended December 31, 2023 represent approximately $2.4 million of transaction costs related to the Business Combination and $9.6 million related to a sales tax accrual.

Contacts

Hut 8 Investor Relations

Sue Ennis

sue@hut8.io

Hut 8 Media Relations

Eoin Fay

eoin.fay@hut8.io